Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of CME Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of CME Group Inc. filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Chicago, Illinois

September 8, 2008